Exhibit 15.1

LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

Shareholders and Board of Directors
STERIS plc

We are aware of the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-253799) and related proxy statement/prospectus of STERIS plc for the registration of 14,287,997 shares of its common stock of our reports dated August 7, 2020, November 6, 2020 and February 9, 2021 relating to the unaudited consolidated interim financial statements of STERIS plc that are included in its Forms 10-Q for the quarters ended June 30, 2020, September 30, 2020 and December 31, 2020.

/s/ Ernst & Young LLP

Cleveland, Ohio
March 29, 2021